EXHIBIT 23.6


                   CONSENT OF FARRIS, VAUGHAN, WILLS & MURPHY


Consent is hereby given to the use of our name under the captions "Description of Notes--Enforceability of Judgments," "Legal Matters" and "Enforceability of Civil Liabilities Against Foreign Persons" in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.


/s/ FARRIS, VAUGHAN, WILLS & MURPHY
Vancouver, Canada
July 25, 2000